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                                  Exhibit 99.1

        Press Release dated October 1, 1998 in relation to Annual Meeting





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CONTACT:

EPL Technologies, Inc.
Investor Relations Department, Philadelphia
R. Brandon Asbill, Secretary
Bruce Crowell, Chief Financial Officer                                    [LOGO]
(610) 521-4400
                                                2 International Plaza, Suite 245
                                                     Philadelphia, PA 19113-1507
                                                               Tel: 610-521-4400
                                                               Fax: 610-521-5985

FOR IMMEDIATE RELEASE
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                 EPL TECHNOLOGIES EMPHASIZES SUSTAINABLE GROWTH
                                AT ANNUAL MEETING

October 1, 1998 - Philadelphia, PA -- EPL Technologies, Inc. (NASDAQ:EPTG) discussed at its Annual Meeting of Shareholders its strategies for continued growth in U.S. and Western European markets by using its proprietary technologies and expertise in food science to package and market fresh produce.

Paul L. Devine, President and Chief Executive Officer of the Company, said: "EPL has made great progress in this fiscal year by emphasizing its technological leadership in the processing and packaging of fresh-cut produce and focusing on brand power to build a foundation for sustainable future growth."

In April of 1998, the Company entered into an agreement allowing it to market fresh corn under the "Green Giant(R) Fresh" brand. The Company plans to make fresh corn available nationally under this label on a year-round basis and expects to begin shipping the Green Giant(R) Fresh product this fall once Pillsbury Company has approved EPL's new corn processing facility located in Camarillo, California. Currently, EPL sells fresh packaged corn under two lesser known regional brands. Sales of this product grew from $625,000 in 1995 to approximately $3,000,000 in the first six months of 1998, including sales of $1,300,000 in the month of June. Company executives said that EPL's objective is to grow its corn business to revenues of $100 million by 2002.

EPL first secured the right to use the Green Giant(R) Fresh brand in September 1997 in connection with its sale of fresh-cut french fries to the food service market. Presently, EPL is focusing sales efforts for its "Fresh Fries(TM)" product in the Western U.S. and is implementing and/or testing this product with four operators of an aggregate of approximately 230 restaurant units in this region which currently serve fresh french fries processed in-house. The Company estimates that potential revenues from its Fresh Fries(TM) product from that user category in the Western region alone approximate $70 million annually.

In the United Kingdom the Company continues to promote its Respire(R) brand of breathable packaging for fresh produce, already successfully introduced in the United States and marketed domestically through EPL's joint venture with American National Can Company. Using proprietary technologies and its expertise in food science, the Company is quickly becoming a leader in the market for produce packaging in Western Europe, which the Company estimates is growing at a rate of approximately 25% annually.

At the Company's Annual Meeting, shareholders re-elected Paul L. Devine, Robert
D. Mattei and Al S. Clausi as directors of the Company and approved a new stock option plan of 850,000 shares. The Company noted that the minimum exercise price for options granted to its existing executives and


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employee directors under the new plan is $14 per share, more than twice the
Company's current stock price, in an era when many companies are reducing the exercise price of outstanding options in the face of the sharp decline in stock prices of companies in a broad range of industries. Management strongly believes that there is considerable long-term economic incentive even at an exercise price which is significantly above the current market price.

EPL Technologies, Inc. develops, manufactures and markets proprietary processing aids, packaging technologies and scientific and technical services, which are designed to maintain the quality and integrity of fresh-cut produce. In its most recent quarter ended June 30, 1998, the Company reported revenues of $16,370,772, as compared with revenues of $8,899,804 for the six months ended June 30, 1997.

This press release contains certain forward-looking statements regarding the Company's expectations as to the future expansion and development of its business. Actual results may vary materially from these expectations. Meaningful factors that may cause actual results to be different from expectations include, but are not limited to, (i) the Company's product development and sales process, which remains lengthy and resource-intensive, (ii) the uncertainty of demand for or market acceptance of the Company's products, and (iii) personnel and production requirements and related difficulties in managing multiple product lines.



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